Exhibit 99.1

THE HOUSTON EXPLORATION COMPANY

News Release
Houston Exploration Special Meeting of Stockholders Scheduled for June 5, 2007
Houston, Texas — April 30, 2007 — The Houston Exploration Company (NYSE: THX) today announced that it has scheduled a special meeting of stockholders on June 5, 2007, at 11:00 a.m. Central time at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 2007, by and among Forest Oil Corporation (NYSE: FST), MJCO Corporation, a Delaware corporation and a wholly owned subsidiary of Forest, and Houston Exploration.
Only Houston Exploration stockholders of record at the close of business on April 30, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.
The Houston Exploration board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement.
Additional Information and Where to Find It
Houston Exploration and Forest will file a definitive joint proxy statement/prospectus and other materials relating to the transaction with the SEC. The definitive joint proxy statement/prospectus will be mailed to stockholders of Houston Exploration and Forest. Investors and security holders are urged to read the definitive joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Houston Exploration, Forest and the proposed merger transaction.
Investors and security holders may obtain these documents free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Houston Exploration may be obtained free of charge from its Web site at www.houstonexploration.com. The documents filed with the SEC by Forest may be obtained free of charge from Forest’s Web site at www.forestoil.com. In addition, a free copy of the definitive joint proxy statement/prospectus, when it becomes available, may be obtained from Houston Exploration at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002.

Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
Houston Exploration, Forest and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants and their direct and indirect interests in the solicitation will be set forth in the definitive joint proxy statement/prospectus when it becomes available.
About The Houston Exploration Company
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the company’s Web site at www.houstonexploration.com.
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Contact:	The Houston Exploration Company
Melissa R. Aurelio
713-830-6887
maurelio@houstonexp.com